Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

NEOLEUKIN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.000001 par value per share	Other	460,000,000 (1)	(2)	$15,333.33 (2)	$0.0001102	$1.69

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$15,333.33 (2)	—	$1.69

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1.69

Exhibit 107

(1)

Relates to common stock, $0.000001 par value per share, of Neoleukin Therapeutics, Inc., a Delaware corporation (“Neoleukin”), issuable to holders of common stock, $0.0001 par value per share of Neurogene Inc., a Delaware corporation (“Neurogene”), in the proposed merger of Project North Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Neoleukin, with and into Neurogene, with Neurogene surviving as a wholly owned subsidiary of Neoleukin, and Neoleukin being the surviving corporation of the merger. The amount of common stock of Neoleukin to be registered includes the estimated maximum number of shares of common stock of Neoleukin that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of Neoleukin, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 1.7378 shares of common stock of Neoleukin for each outstanding share of common stock of Neurogene.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Neurogene is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger (other than shares of common stock of Magenta issued in exchange for shares of Neurogene common stock sold in the Neurogene pre-closing financing) is one-third of the aggregate par value of the Dianthus securities expected to be exchanged in the proposed merger (other than shares of Neurogene common stock sold in the Neurogene pre-closing financing).